EXHIBIT 10.16

           EMPLOYMENT AGREEMENT, DATED AS OF AUGUST 12, 1998, BETWEEN
                   TELEMUNDO NETWORK GROUP LLC AND ALAN SOKOL

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                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of August 12, 1998, between TELEMUNDO NETWORK GROUP LLC, a Delaware limited liability company (the "Company"), and ALAN SOKOL ("Employee").

         The parties hereby agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, on the terms and subject to the conditions hereinafter set forth, for a term (the "Employment Period") commencing on August 12, 1998 (the "Acquisition Date") and continuing until June 30, 2001. At the option of the Company, exercisable by delivery of written notice to Employee at least 120 days prior to the expiration date of the Employment Period, the Employment Period shall be extended for two additional years ending on June 30, 2003 (the "Extension Period"). The expiration date of the Employment Term (as extended, if applicable) is hereinafter referred to as the "Expiration Date." Sony Pictures Entertainment Inc. ("SPE") has previously engaged Employee as an employee. As soon as practicable following the exercise of this Agreement, the Company shall pay to Employee for services rendered for the period from July 1, 1998 through the day immediately preceding the Acquisition Date (the "Supplemental Pay Period") an amount equal to the difference between (x) the amount Employee would have been paid under Section 3(a) below for the Supplemental Pay Period, and (y) the aggregate salary actually paid to Employee by SPE with respect to the Supplemental Pay Period.

         2. DUTIES AND PRIVILEGES. During the Employment Period, Employee shall serve as Chief Operating Officer of the Company; be responsible to and report to the Chief Executive Officer of the Company; perform such services consistent with Employee's position hereunder as the Chief Executive Officer may from time to time require; devote Employee's entire business time, ability and energy exclusively to the performance of Employee's duties hereunder; and use Employee's best efforts to advance the interests and businesses of the Company, its divisions and subsidiaries. As Chief Operating Officer, Employee shall be responsible for, among other things, the day-to-day management of legal and business affairs, finance, technical operations, human resources, administration and affiliate relations. Such duties may be modified from time to time by the Chief Executive Officer of the Company provided Employee's duties, as so modified, are consistent with Employee's position hereunder. Employee acknowledges that his duties and responsibilities encompass the affairs of the Company and not that of its Members. Employee shall perform his duties at the Company's offices located in Los Angeles, California. Notwithstanding the foregoing, Employee shall relocate his offices to the principal executive offices of the Telemundo Network (presently located in Miami, Florida) upon 120 days notice delivered by the Chief Executive Officer of the Company.

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         3. COMPENSATION.

                  (a) The Company shall pay to Employee a salary at the annual rate of $500,000 for the period through June 30, 1999, $530,000 for the year ended June 30, 2000, $560,000 for the year ended June 30, 2001, $600,000 for the year ended June 30, 2002 and $630,000 for the year ended June 30, 2003.

                  (b) During the Employment Period, Employee shall be eligible to participate in all then-operative employee benefit plans adopted and/or implemented by the Company or its affiliates which are applicable generally to the Company's senior executives ("Employee Benefit Plans"), subject to the respective terms and conditions of such Employee Benefit Plans. Nothing contained in this Agreement shall obligate the Company and/or any of its Affiliates to adopt or implement any Employee Benefit Plan, or prevent or limit the Company and/or any of its Affiliates from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, any Employee Benefit Plan at any time (whether during or after the Employment Period), and Employee's participation in or entitlement under any such Employee Benefit Plan shall at all times be subject in all respects thereto.

                  (c) Employee shall be entitled to a one-time payment (the "Bonus Payment") determined as set forth in this Section 3(c) (subject to the limitations set forth in Section 3(c)(iv) below). The Bonus Payment shall be payable on the 90th day following the sixth anniversary of the Acquisition Date (the "Payment Date"). At the time the Bonus Payment is paid to Employee, the Company shall also pay to Employee an amount in the nature of interest on the amount of the Bonus Payment accrued from the 90th day following the Expiration Date until the date the Bonus Payment is actually paid at the annual rate of 10% (compounded daily).

                           (i) Definitions. Capitalized terms used in this
Section 3(c) shall be defined as set forth below, unless otherwise expressly defined elsewhere:

                                    (A) "Annual Return" means an internal rate
         of return, taking into account all capital contributions (including but not limited to the initial capital contribution, any mandatory capital contributions, any discretionary capital contributions and any loans from Members to the extent not included in Indebtedness) and all distributions (in whatever form) made by or to any Member from the Acquisition Date until the last day of the applicable Measurement Year.

                                    (B) "Average IAV" shall mean an amount
         determined by dividing (i) the sum of each of the IAVs for the three Measurement Years included in the Measurement Period, by (ii) the number 3.

                                    (C) A "Change In Control" shall be deemed to
         occur if at any time, as a result of a transfer of Membership Interests in the Company, Liberty and SPE (and their respective Permitted Transferees) shall own, collectively, Membership Interests representing less than one-half of the Membership Interests purchased by them on the Acquisition Date.

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                                    (D) "Consolidated Indebtedness" means, with
         respect to the Company and the Station Group, Indebtedness actually incurred by the Company or the Station Group, as the case may be, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after any date of determination or matures one year from such date but is renewable or extendible, at the option of the Company or Station Group, as applicable, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, in each case determined on a consolidated basis in accordance with GAAP.

                                    (E) "Enterprise EBITDA" means, with respect
         to each Measurement Year, the sum of (i) 100% of the Network EBITDA, plus (ii) 50% of the Station Group EBITDA, for such Measurement Year.

                                    (F) "IAV" for any Measurement Year shall be
         an amount equal to (i) that amount which is eleven times the Enterprise EBITDA for such Measurement Year, minus (ii) 100% of the Consolidated Indebtedness of the Company on the last day of such Measurement Year (net of cash and cash equivalents owned by the Company as of such date), minus (iii) 50% of the Consolidated Indebtedness of Station Group on the last day of such Measurement Year (net of 50% of the cash and cash equivalents owned by Station Group as of such date), and minus
         (iv) 100% of the Network Group Contributed Capital Amount as of the last day of such Measurement Year, minus (v) 50% of the Station Group Contributed Capital Amount as of the last day of such Measurement Year.

                                    (G)  "Indebtedness" means:

                                             (a) All indebtedness for borrowed
         money (other than Indebtedness extended from any Member to the extent the aggregate of such Indebtedness exceeds 10% of the then outstanding aggregate capital of the Company, in which case such excess shall be considered a capital contribution for the purpose of computing Annual Return as defined above);

                                             (b) All obligations for the
         deferred purchase price of property and assets or services (other than trade payables or other accounts payable incurred in the ordinary course of business and not past due for more than 90 days after the date on which such trade payable or account payable is created);

                                             (c) All obligations evidenced by
         notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made;

                                             (d) All obligations created or
         arising under any conditional sales or other title retention agreement with respect to property or assets acquired (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

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                                             (e) All obligations of such person
         as lessee under any capitalized lease;

                                             (f) All obligations, contingent or
         otherwise, under acceptance, letter of credit of similar facilities (other than letters of credit given in support of trade payables incurred in the ordinary course of such business and with an expiration date of not more than 90 days after the date on which such letter of credit was issued); and

                                             (g) All obligations under any
         synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving effect to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

         Notwithstanding the foregoing, no amounts shall be included as Indebtedness hereunder (x) unless such amounts are actually paid to the Company or Station Group, as the case may be, or to a third party (other than the Affiliates of Station Group or the Company, as the case may be) on behalf of the Company or Station Group, as the case may be, and (y) are not included as "capital invested" for purposes of computing Annual Return hereunder.

                           (H) "Liberty" means Liberty Media Corporation or its subsidiary that is a member of the Company.

                           (I) "Measurement Period" means the three Measurement Years commencing on July 1, 2001 and ending on June 30, 2004.

                           (J) "Measurement Year" means a twelve consecutive month period, commencing on each July 1 during the Measurement Period.

                           (K) "Members" means those persons holding membership interests in the Company. The initial Members of the Company are Liberty and Sony.

                           (L) "Network Group Contributed Capital Amount" means the aggregate amount required to be paid to all of the Members at the end of a Measurement Year such that each Member's rate of return with respect to such payment (after taking into account the return of all invested capital (other than capital invested during the last calendar quarter of a measurement year unless such capital contribution is made pursuant to the Company's Budget) and the return thereon) equals an Annual Return equal to ten percent.

                           (M) "Network EBITDA" means, with respect to a particular Measurement Year, (a) the net income (or net loss) of the Company and its subsidiaries for such Measurement Year, determined after giving effect to the provisions of the Affiliate Agreement between Station Group and Network Group regarding pooling and sharing of Network and national spot ad revenues on a consolidated basis in accordance with GAAP for such period ("Consolidated Net Income"), plus
         (b) the sum of each of the following

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         expenses that have been deducted from the determination of Consolidated
         Net Income: (i) all interest expense of the Company and its subsidiaries, (ii) all income tax expense (whether federal, state, local, foreign or otherwise), (iii) all depreciation expense, (iv) all amortization expense (other than any such amortization expense attributable to programming costs, third-party participations and residuals computed in accordance with GAAP consistently applied during the Measurement Period) and (v) all extraordinary losses deducted in determining Consolidated Net Income less all extraordinary gains added in determining Consolidated Net Income, in each case determined on a consolidated basis in accordance with GAAP for such period.

                           (N) "Permitted Transferees" means any Person who acquires any of the Membership Interests originally issued to SPE or Liberty or any of their respective Permitted Transferees in any of the following transactions:

                                    (i) Transfers to Controlled Affiliates. A
         transfer by SPE or Liberty or any of their respective Permitted Transferees, of all or part of its Membership Interests directly or indirectly through a transfer of equity ownership interests in such Person, to a Controlled Affiliate of such Person.

                                    (ii) Corporate Reorganizations, Sale of
         Assets, Spin-Offs. A transfer by any of SPE, Liberty or their respective Permitted Transferees of all or part of its Membership Interests as part of a transfer of a larger group of assets (the "Transferred Assets"), which transfer may be effected by a corporate reorganization, a sale of assets, distribution of equity interests or otherwise (a) if the Transferred Assets constitute a business which is engaged principally in the media, entertainment, cable or telecommunications business, and (b) the value of the Transferred Assets other than the Membership Interests at the time of Transfer comprise at least 85 percent of the value of the Transferred Assets (including the Membership Interests). The value of the Transferred Assets and Membership Interests shall be determined by reference to the public trading price or, if none, shall be determined in good faith by the Membership Committee of the Company.

                                    (iii) Transfers in Consideration for Receipt
         of Equity Interests. A transfer by any of SPE, Liberty or their respective Permitted Transferees, of all or any part of its Membership Interests if such Transfer is solely in consideration for Equity Interests in such Person. For these purposes, "Equity Interests" shall mean (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such person.

                           (P) "Station Group EBITDA" means, with respect to a particular Measurement Year, (a) the net income (or net loss) of the Station Group and its subsidiaries (after deduction for minority interest) for such period ("Consolidated Station Group Net Income"), determined after giving effect to the provisions of the Affiliate Agreement between Station Group and Network Group regarding pooling and sharing of Network and

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         national spot ad revenues on a consolidated basis in accordance with
         GAAP for such period, plus (b) the sum of each of the following expenses that have been deducted from the determination of Consolidated Station Group Net Income: (i) all interest expense of the Station Group and its subsidiaries, (ii) all income tax expense (whether federal, state, local, foreign or otherwise), (iii) all depreciation expense,
         (iv) all amortization expense (other than any such amortization expense attributable to programming costs, participation and residuals) and (v) all extraordinary losses deducted in determining Consolidated Station Group Net Income less all extraordinary gains added in determining Consolidated Station Group Net Income, in each case determined on a consolidated basis in accordance with GAAP for such period.

                           (Q) "Sony" means Sony Pictures Entertainment Inc. or its subsidiary that is a member of the Company.

                           (R) "Station Group Contributed Capital" means the aggregate amount required to be paid all shareholders of Station Group at the end of a Measurement Year such that each shareholder's rate of return (after taking into account the return of all invested capital and the return thereon) with respect to such payment equals an Annual Return equal to ten percent.

                                    (ii) Amount of Bonus Payment. The Bonus
         Payment shall be equal to one and thirty-five one hundredths of one percent (1.35%) of Average IAV.

                                    (iii) Adjustments. In the event that the
         Company or the Station Group makes any corporate acquisition and/or divestiture of a material portion of its assets (which for these purposes shall include any acquisition or disposition of assets with a fair market value of $25 million or more or any disposition of assets during the Measurement Period, the parties agree that an equitable adjustment to the formula for determining IAV's will be negotiated in good faith at the time of such acquisition or divestiture. In the event that, during the Measurement Period, the Company makes an equity offering to the public, the parties agree to convert the Bonus Payment into stock, stock options, warrants or other forms of equity in the Company, as applicable, and to negotiate in good faith the appropriate nature and formula for such conversion.

                                    (iv) Early Termination. Notwithstanding
         anything to the contrary contained in this Section 3(c), if Employee's employment is terminated on or prior to the Expiration Date for any reason other than pursuant to Section 4(d) below, then the amount of the Bonus Payment payable to the Employee on the Payment Date shall be reduced to Employee's vested portion of such Bonus Payment at the date of such termination. During each Measurement Year, Employee shall vest in the Bonus Payment as follows:

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           Measurement Year              Percentage To Be Vested
           ----------------              -----------------------
              First year                            5%
              Second year                          10%
              Third year                           25%
              Fourth year                          30%
              Fifth year                           30%

Employee shall become vested in the Percentage To Be Vested during each Measurement Year in four equal installments on September 30, December 31, March 30, and June 30 (each a "Vesting Date") during such year. Employee's vested portion of the Bonus Payment at any given date shall be the aggregate percentage vested as of the Vesting Date immediately preceding the date such vested portion is being determined. In the event that this Agreement is terminated by the Company prior to the Expiration Date pursuant to Section 4(d) hereof, Employee shall not be deemed to have vested in any portion of the Bonus Payment and no payment shall be due and owing to Employee pursuant to this Section 3(c). Notwithstanding the foregoing (i), if the Company determines not to exercise its option to extend the Term of Executive's employment for the Extension Period, upon the expiration of the Term and thereafter the vested portion of the Bonus Payment shall be deemed to be 60%, and (ii) if Employee's employment by the Company is terminated pursuant to Section 4(f) or 4(h) below, in lieu of the schedule set forth above, Employee shall be deemed vested in the Bonus Payments at the rate of 20% each Measurement Year (vesting in four equal installments during each such year on each September 30, December 31, March 30 and June 30 during such year).

                                    (v) Computation of Bonus Payment. The Bonus
         Payment payable hereunder shall be computed by the Company's independent certified public accountants during the 90 day period following the end of the Measurement Period in accordance with the terms and conditions of this Section 3(c). The amount of the Bonus Payment as so computed shall be final and binding on the parties and neither shall have any right to contest such computation in any form whatsoever.

         4. EXPIRATION OF TERM AND TERMINATION.

                  (a) Employee's employment by the Company and this Agreement shall automatically expire and terminate on the Expiration Date unless sooner terminated pursuant to the provisions of this Section 4.

                  (b) Employee's employment by the Company and this Agreement shall automatically terminate upon Employee's death.

                  (c) The Company shall have the right and option, exercisable by giving written notice to Employee, to terminate Employee's employment by the Company and this Agreement at any time after Employee has been unable to perform the services or duties required of Employee in

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connection with Employee's employment by the Company as a result of physical or mental disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) month period.

                  (d) The Company shall have the right and option, exercisable by giving written notice to Employee, to terminate Employee's employment by the Company and this Agreement at any time after the occurrence of any of the following events or contingencies (any such termination being deemed to be a termination "for cause"):

                           (i) Employee materially breaches, materially
repudiates or otherwise materially fails to comply with or perform any of the terms of this Agreement, any duties of Employee in connection with Employee's employment by the Company or any of the Company's policies or procedures, or deliberately interferes with the compliance by any other employee of the Company with any of the foregoing; provided, that if any action or omission by Employee constituting one of the foregoing is curable and not "intentional" and does not constitute any of the events or actions described in clause (ii), below, Employee shall have ten (10) business days to cure such breach following notice thereof from the Company (which notice shall be written or, if immediate written notice is not possible, oral notice may be given, provided that such oral notice is confirmed in writing within the foregoing five business day period.) (For purposes of this clause (i) and clauses (iii) and (iv), below, an action (or omission) shall be "intentional" if Employee knows, or reasonably should have known, that such action (or omission) constitutes a material breach hereof);

                           (ii) The commission by Employee of a felony (whether
or not prosecuted) or the pleading by Employee of no contest (or similar plea) to any felony (other than a crime for which vicarious liability is imposed upon Employee solely by reason of Employee's position with the Company, and not by reason of Employee's conduct);

                           (iii) Any act or omission by Employee constituting
fraud, gross negligence or willful misconduct in connection with Employee's employment by the Company; provided, that if any action or omission by Employee constituting one of the foregoing is curable and not "intentional" and does not constitute any of the events or actions described in clause (ii), above, Employee shall have ten (10) business days to cure such breach following notice thereof from the Company (which notice shall be written or, if immediate written notice is not possible, oral notice may be given, provided that such oral notice is confirmed in writing within the foregoing five business day period.); or

                           (iv) Any other act, omission, event or condition
constituting cause for the discharge of an employee under applicable law; that if any such act, omission, event or condition constituting one of the foregoing is curable and not "intentional" and does not constitute any of the events or actions described in clause (ii), above, Employee shall have ten (10) business days to cure such breach following notice thereof from the Company (which notice shall be written or, if immediate written notice is not possible, oral notice may be given, provided that such oral notice is confirmed in writing within the foregoing five business day period).

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                  (e) The Company shall have no obligation to renew or extend the Employment Period. Neither (i) the expiration of the Employment Period, (ii) the failure or refusal of the Company to renew or extend the Employment Period, this Agreement, or Employee's employment by the Company upon the Expiration Date nor (iii) the termination of this Agreement by the Company pursuant to any provision of this Section 4 (except Section 4(g)), shall be deemed to constitute a termination of Employee's employment by the Company "without cause" for the purpose of triggering any rights of or causes of action by Employee.

                  (f) The Employee shall have the right and option, exercisable by giving written notice to the Company, to terminate Employee's employment by the Company and this Agreement at any time during the 90-day period following the occurrence of a "Change In Control."

                  (g) If this Agreement, the Employment Period or Employee's employment by the Company is terminated or expires pursuant to any provision of this Section 4 (other than Section 4(h)), or is terminated by Employee, Employee's right to receive salary or other compensation from the Company and all other rights and entitlements of Employee pursuant to this Agreement or as an employee of the Company shall forthwith cease and terminate, and the Company shall have no liability or obligation whatsoever to Employee, except that:

                           (i) The Company shall be obligated to pay to Employee
not later than the effective date of such termination all unpaid salary, vacation and reimbursable expenses which shall have accrued as of the effective date of such termination;

                           (ii) The terms and conditions of applicable Employee
Benefit Plans, if any, shall control Employee's entitlement, if any, to receive benefits thereunder; and

                           (iii) The Company shall be obligated to pay to
Employee a portion of the Bonus Payment in accordance with and subject to the terms and conditions of Section 3(c)(iv) hereof.

                  (h) The Company shall not be obligated to utilize Employee's services or any of the results and proceeds thereof or to permit Employee to retain any corporate office or to continue to do so; and the Company shall have the unilateral right, at any time, without notice, in the Company's sole and absolute discretion, to terminate Employee's employment by the Company, without cause, and for any reason or for no reason (the Company's "Termination Rights"). The Company's Termination Rights are not limited or restricted by, and shall supersede, any policy of the Company requiring or favoring continued employment of its employees during satisfactory performance, any seniority system or any procedure governing the manner in which the Company's discretion is to be exercised. No exercise by the Company of its Termination Rights shall, under any circumstances, be deemed to constitute (i) a breach by the Company of any term of this Agreement, express or implied (including without limitation a breach of any implied covenant of good faith and fair dealing), (ii) a wrongful discharge of Employee or a wrongful termination of Employee's employment by the Company,
(iii) a wrongful deprivation by the Company of Employee's corporate office (or authority, opportunities or other benefits relating thereto) or (iv) the breach by the Company of any other duty

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or obligation, express or implied, which the Company may owe to Employee pursuant to any principle or provision of law (whether contract or tort). If the Company elects to terminate Employee's employment by the Company without cause prior to the Expiration Date, the Company shall have no obligation or liability to Employee pursuant to this Agreement or otherwise, except to pay to Employee
(x) not later than the effective date of such termination all unpaid vacation which shall have accrued as of the effective date of such termination, (y) until the Expiration Date amounts equal to the salary and benefits provided in Sections 3(a) and 3(b) hereto, payable in the same installments and on the same dates as if Employee's employment by the Company had not been terminated, and
(z) a portion of the Bonus Payment in accordance with and subject to the terms and conditions of Section 3(c), on the Payment Date (as defined in Section 3(c). If the Company terminates Employee's employment without cause prior to the Expiration Date, Employee shall have no obligation to mitigate; provided, however, that, if Employee does receive employment income from a third party after such termination and prior to the Expiration Date, then the Company's payment obligations under this Section 4(h) shall be offset by the amount of such employment income received by Employee. Employee shall promptly notify the Company in writing of all such other employment undertaken by Employee and the salary, compensation or other amounts received or to be received by Employee therefrom. Employee agrees to provide the Company with a copy of any W-2 Wage and Tax Statements Employee receives from any entity other than the Company, within thirty (30) days after Employee's receipt thereof, for each calendar year in which the Company is required to pay Employee compensation after termination of Employee's employment without cause.

                  (i) Immediately upon any termination of Employee's employment hereunder or of this Agreement (whether or not pursuant to this Section 4), Employee shall return to the Company all property of the Company heretofore provided to Employee by the Company, or otherwise in the custody, possession or control of Employee (including, without limitation, the "Confidential Materials" described in Paragraph 6(b) of Exhibit A attached hereto), but excluding Employee's personal files and rolodex to the extent no Confidential Materials are contained therein. Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement or of Employee's employment for any reason whatsoever shall in any manner operate to terminate, limit or otherwise affect the Company's ownership of any of the rights, properties or privileges granted to the Company hereunder.

         5. CODE OF BUSINESS CONDUCT. Employee acknowledges that Employee has received and reviewed the Company's Code of Business Conduct and has completed and returned a signed copy thereof.

         6. STANDARD TERMS. Attached as Exhibit A hereto and deemed a part hereof are the Company's Standard Terms and Conditions of Employment Agreement, all of which terms are binding on the parties hereto and incorporated herein. For convenience, provisions of this Agreement shall be referred to as "Sections" and provisions of the Standard Terms shall be referred to as "Paragraphs". In the case of any conflict between the terms of this Agreement and the terms of Exhibit A hereto, the terms of this Agreement shall govern.

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         7. SUPERSEDING AGREEMENT. This Agreement, including Exhibit A hereto, shall constitute the full and entire understanding of the parties hereto with respect to the subject matter hereof and shall supersede any prior agreements with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.


                                                     /s/ Alan Sokol
                                                     ---------------------------
                                                     Alan Sokol

TELEMUNDO NETWORK GROUP LLC
By: SPE MUNDO INVESTMENT INC.,
    Managing Member


By: /s/ Leah Weil
   ---------------------------------
Its:
    --------------------------------

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                                    EXHIBIT A

              STANDARD TERMS AND CONDITIONS OF EMPLOYMENT AGREEMENT

         1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement attached hereto. The following words, terms and phrases (and variations thereof) used herein shall have the following meanings:

                  (a) An "Affiliate" of a party means a Person which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, such party.

                  (b) "Intellectual Property" means any and all intellectual, artistic, literary, dramatic or musical rights, works or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, characters, plots, themes, dialogue, stories, scripts, treatments, outlines, submissions, ideas, concepts, packages, compositions, artwork and logos, and all audio, visual or audio-visual works of every kind and in every stage of development, production and completion, and all rights to distribute, advertise, promote, exhibit or otherwise exploit any of the foregoing by any means, media or processes now known or hereafter devised.

                  (c) "Media Business" means all Persons engaging in any of the following: (i) the creation, production, distribution, exhibition or other exploitation of theatrical motion pictures, television programs, sound recordings or other visual, audio or audio-visual works or recordings of any kind; (ii) television (including pay, free, over-the-air, cable and satellite) or radio broadcasting; (iii) book, newspaper or periodical publishing; (iv) music publishing; (v) "merchandising" (as that term is generally understood in the entertainment industry); or (vi) advertising.

                  (d) "Person" means any individual, corporation, trust, estate, partnership, joint venture, company, association, league, group, governmental agency or other entity of any kind or nature.

         2. Compensation.

                  (a) Employee's salary shall be payable in equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of any hours worked on Saturdays, Sundays, holidays or otherwise. All compensation payable to Employee hereunder (whether in the form of salary, benefits or otherwise) shall be subject to all applicable laws, statutes, governmental regulations or orders, the terms of all applicable Employee Benefit Plans and the terms of all agreements between or binding upon the Company and Employee requiring the deduction or withholding of any amounts from such payments, and the Company shall have the right to make such deductions and withholdings in accordance with the Company's interpretation thereof in the Company's sole judgment.

                  (b) Subject to Section 4 of the Agreement, Employee shall be eligible to participate in fringe benefits, if any, maintained by the Company for employees generally on the same basis as comparable employees of the Company.

                  (c) Subject to the requirements of Employee's position and corporate office, Employee shall be entitled to annual vacations in accordance with the Company's vacation policy in effect from time to time; provided that Employee shall be entitled to accrue vacation at a rate of 20 days per year, subject to any limitations in the Company's vacation policy on maximum vacation accruals.

                  (d) The Company recognizes that, in connection with Employee's performance of Employee's duties and obligations hereunder, Employee will incur certain ordinary and necessary expenses of a business character (including, but not limited to, charges for business calls on cellular telephones). The Company shall pay Employee for such business expenses on the presentation of itemized statements of such expenses, provided their extent and nature are approved in accordance with the policies and procedures of the Company.

         3. Right to Insure. The Company shall have the right to secure, in its own name or otherwise and at its own expense, life, health, accident or other insurance covering or otherwise insuring Employee, and Employee shall have no right, title or interest in or to any such insurance or any of the proceeds or benefits thereof. Employee shall fully assist and cooperate with the Company in procuring any such insurance, including without limitation by submitting to such examinations, and by signing such applications and other instruments, as may reasonably be required by any insurance carrier to which application is made by the Company for any such insurance.

         4. Employment Exclusive. Employee shall not perform services for any Person other than the Company during the Employment Period without the prior written consent of the Company and will not during the Employment Period engage in any activity which would interfere with the performance of Employee's services hereunder.

         5. Interest In Other Corporations. Notwithstanding anything to the contrary contained in Paragraph 4 hereof, Employee may own up to one percent (l%) of any class of any Person's outstanding securities which are listed on any national securities exchange, registered under Section 12(g) of the Securities Exchange Act of 1934 or otherwise publicly traded, provided that the holdings of Employee of any such security of a Media Business or any Person which does business with the Company or its Affiliates do not represent more than 10% of the aggregate of Employee's investment portfolio at any time.

         6. Ownership of Proceeds of Employment; Confidentiality of Information, Etc.

                  (a) The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Employee's services, work and labor during the Employment Period in connection with Employee's employment by the Company, including without limitation all Intellectual Property which Employee may develop, create, write or otherwise produce during the Employment Period, free and clear of any and all claims, liens or encumbrances. All results and proceeds of Employee's services, work and labor during the Employment Period shall be deemed to be works-made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes.

                  (b) All information, documents, notes, memoranda and Intellectual Property of any kind received, compiled, produced or otherwise made available to Employee during or in connection with Employee's employment by the Company relating in any way to the business of the Company or of any of its Affiliates and which has not been previously published or otherwise disclosed to the general public or not previously made available without restriction to the receiving party or others ("Confidential Materials") shall be the sole and exclusive property of the Company and shall in perpetuity (both during and after Employee's employment by the Company) be maintained in utmost confidence by Employee and held by Employee in trust for the benefit of the Company. Employee shall not during the Employment Period or at any time thereafter directly or indirectly release or disclose to any other Person any Confidential Materials, except with the prior written consent of the Company and in furtherance of the Company's business or as required by law.

                  (c) Employee shall not (without the Company's consent), directly or indirectly, at any time during the Employment Period or until Employee's earlier termination (and, in the case of clause (i) below, for a period of twelve (12) months thereafter), nor shall Employee during such time period authorize or assist any other Person to, solicit, entice, persuade or induce any Person to do any of the following:

                           (i) Terminate or refrain from extending or renewing
(on the same or different terms) such Person's employment by, or contractual or business relationship with, the Company or any of its Affiliates; or

                           (ii) Become employed by, enter into contractual
relationships with, or make, create, produce or distribute any motion picture, television program or other Intellectual Property, or otherwise engage in any Media Business, for any Person other than the Company or its Affiliates (this clause (ii) shall not apply if the Company has exercised its Termination Rights pursuant to Section 4(g) of the Agreement).

                  (d) The Company shall have the right to use Employee's name, approved biography (such approval not to be unreasonably withheld), and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as an endorsement. (direct or indirect), tie-up or tie-in.

         7. Warranties and Covenants. Employee warrants, represents and covenants to the Company as follows:

                  (a) Employee is free to enter into this Agreement and to perform the services contemplated hereunder.

                  (b) Employee is not currently (and will not, to the best knowledge and ability of Employee, at any time during the Employment Period be) subject to any agreement, understanding, obligation, claim, litigation, condition or disability which could adversely affect Employee's performance of any of Employee's obligations hereunder or the Company's complete ownership and enjoyment of all of the rights, powers and privileges granted to the Company hereunder.

                  (c) No Intellectual Property written, composed, created or submitted by Employee at any time during Employee's employment by the Company shall, to the best of Employee's knowledge, violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

         8. Employment after Term. Employee's employment by the Company may be continued beyond the Expiration Date by the express consent of both parties (which consent each party shall have the right to grant or withhold in its sole and absolute discretion). In the event of any such continuation of Employee's employment by the Company beyond the Expiration Date, the relationship between the Company and Employee shall be that of employment-at-will which may be terminated by either the Company or Employee at any time upon ten (10) days' written notice, with or without cause, for any reason or for no reason, and without liability of any nature. Employee's employment by the Company, if any, after the Expiration Date shall be governed by all of the terms and conditions of this Agreement not inconsistent with the at-will nature of such employment.

         9. Immigration. In accordance with the Immigration Reform and Control Act of 1986 and the regulations adopted thereunder (8 CFR, Parts 109 and 274a), the obligations of the Company under this Agreement are subject to and conditioned upon Employee verifying and delivering to the Company, within three
(3) business days of Employee's first date of employment, the Form I-9 prescribed by the Immigration and Naturalization Service, and presenting to the officer of the Company designated therefor the original documentation required under such regulations to establish (i) the identity of Employee and (ii) that Employee is lawfully authorized to work in the United States. If Employee is unable to provide the documents required within the aforesaid three (3) business-day period, Employee must (i) present to such designated officer within said three (3) business days a receipt for the application for the documents prescribed and (ii) the original documents required within twenty-one (21) days of Employee's first date of employment. If Employee fails to verify and deliver the Form I-9 and present the required original documents within the stated time period, this Agreement and Employee's employment hereunder shall cease and terminate as if this Agreement had never been entered into and neither party shall have any further right, duty or obligation to the other under this Agreement.

         10. Equitable Relief. Employee acknowledges that the services to be rendered by Employee under this Agreement, and the rights and privileges granted by Employee to the

Company hereunder, are of a special, unique, extraordinary and intellectual character which gives them a peculiar and special value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Employee of any of the provisions hereof will cause the Company great and irreparable injury. Employee acknowledges that the Company shall, therefore, be entitled, in addition to any other remedies which it may have under this Agreement or at law, to receive injunctive and other equitable relief (including without limitation specific performance) to enforce any of the rights and privileges of the Company or any of the covenants or obligations of Employee hereunder. Nothing contained herein, and no exercise by the Company of any right or remedy, shall be construed as a waiver by the Company of any other rights or remedies which the Company may have. In the event that any court or tribunal shall at any time hereafter hold any covenants or restrictions contained in this Agreement to be unenforceable or unreasonable as to the scope, territory or period of time specified therein, such court shall have the power, and is specifically requested by Employee and the Company, to declare or determine the scope, territory or period of time which it deems to be reasonable or enforceable and to enforce the restrictions contained therein to such extent.

         11. Governing Law and Reference Proceedings

                  (a) The substantive laws (as distinguished from the choice of law rules) of the State of California shall govern (i) the validity and interpretation of this Agreement, (ii) the performance by the parties hereto of their respective duties and obligations hereunder and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating in any fashion to Employee's employment by the Company or the termination of such employment.

                  (b) The parties hereto agree that any dispute or controversy arising out of or relating to this Agreement, to the employment of Employee by the Company or to the termination of such employment shall be decided, pursuant to California Code of Civil Procedure ("CCP") Section 638(1), by a reference before a Private Judge (also known as "Rent-A-Judge") sitting without a jury. Pursuant to CCP Section 640, the Private Judge shall be a person mutually agreed upon by the parties; provided that the parties agree to select a retired judge from either the Los Angeles Superior Court or the United States District Court for the Central District of California as the Private Judge. In the event that the parties cannot agree upon a Private Judge, pursuant to CCP Section 640, either party may apply to the Presiding Judge of the Los Angeles Superior Court for the appointment of a Private Judge. The prevailing party in any such proceeding or, if either party seeks to take an appeal from the determination of any such Private Judge, the prevailing party in such appeal shall be entitled to reasonable attorneys' fees and costs. For the purposes hereof, the Company and Employee each hereby submit and subject themselves irrevocably to the personal jurisdiction of the California state and federal courts.

         12. Notices. All notices, requests, demands or other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by telegram, by telecopier to the applicable telecopier number listed below, or by United States mail, postage prepaid, certified or registered, with return receipt requested, or otherwise actually delivered:

         If to Employee, to him or her at the address listed on page 1 of this Agreement.

                  (i)      if to the Company:

                           c/o      Sony Pictures Entertainment Inc.
                                    10202 West Washington Boulevard
                                    Culver City, California 90232
                                    Attention: Andy Kaplan
                                    Facsimile: (310) 202-3700
                           with a copy to:

                                    Sony Pictures Entertainment Inc.
                                    10202 West Washington Boulevard
                                    Culver City, California 90232
                                    Attention: General Counsel
                                    Facsimile: (310) 244-1797

                           with a copy to:

                                    Troop Steuber Pasich Reddick & Tobey, LLP
                                    2029 Century Park East
                                    24th Floor
                                    Los Angeles, California 90067
                                    Attention: C.N. Franklin Reddick III
                                    Facsimile: (310) 728-2204

                           with a copy to:

                                    Liberty Media Corporation
                                    8101 East Prentice Avenue
                                    Suite 500
                                    Englewood, Colorado 80111
                                    Attention: David Koff
                                    Facsimile: (303) 721-5443

                           with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    300 South Grand Avenue
                                    Suite 3400
                                    Los Angeles, California 90071
                                    Attention: Thomas C. Janson
                                    Facsimile: (213) 687-5600

                  (ii)     if to Employee:

                                    Alan Sokol
                                    c/o Sony Pictures Entertainment Inc.
                                    10202 West Washington Boulevard
                                    Culver City, California 90232
                                    Attention: Alan Sokol
                                    Facsimile: (310) 244-1818

or such other addresses as Employee or the Company shall have designated by written notice to the other party hereto. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered (or, in the case of telecopier, on the date actually sent by telecopier) or upon the expiration of three (3) days after the date mailed, as the case may be.

         13. Service as Expert Witness. Employee acknowledges that during the Employment Period Employee will have access to confidential and proprietary information concerning the Company, including, without limitation, access to various proprietary and confidential contracts and financial data. Employee agrees that Employee shall not at any time either during or after the term of this Agreement serve as an "expert witness" or in any similar capacity in any litigation or other proceeding to which the Company or any of its affiliates or subsidiaries is a party without the prior written consent of the Company or such affiliate or subsidiary, as the case may be.

         14. Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Employee if Employee is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by virtue of acts performed by Employee or omitted to be performed by Employee, in connection with the business of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it in connection with such action, suit or proceeding. The Company shall reimburse Employee for any legal or other expenses reasonably incurred in connection with investigating, defending or preparing to defend against any such action, suit or proceeding; provided, however, that the Company shall not be liable to Employee to the extent that in the final judgment of a court of competent jurisdiction such claim is found to arise from Employee's fraud, gross negligence or willful misconduct. Expenses incurred by Employee in defending a civil, criminal, administrative or investigative action, suit or proceeding arising out of or in connection with this Agreement or the Company's business or affairs shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by Employee to repay such amount plus reasonable interest in the event that it shall ultimately be determined that Employee was not entitled to be indemnified by the Company in connection with such action. The foregoing rights of indemnification shall not be exclusive of any other rights to which Employee may be entitled.

         15. Miscellaneous.

                  (a) This Agreement and the exhibits hereto contain a complete statement of all of the arrangements between the parties with respect to Employee's employment by the Company, supersede all existing agreements between them concerning Employee's employment and cannot be changed or terminated orally. No provision of this Agreement shall be interpreted against any party because that party or its legal representative drafted the provision. There are no warranties, representations or covenants, oral or written, express or implied, except as expressly set forth herein. Employee acknowledges that Employee does not rely and has not relied upon any representation or statement made by the Company or any of its representatives relating to the subject matter of this Agreement except as set forth herein.

                  (b) If any provision of this Agreement or any portion thereof is declared by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced, the remainder of such provision, and all of the remaining provisions of this Agreement, shall continue in full force and effect and no provision shall be deemed dependent on any other provision unless so expressed herein.

                  (c) The failure of a party to insist on strict adherence to any term of this Agreement shall not be considered a waiver of, or deprive that party of the right thereafter to insist on strict adherence to, that term or any other term of this Agreement.

                  (d) The headings in this Agreement (including the exhibits hereto) are solely for convenience of reference and shall not affect its interpretation.

                  (e) The relationship between Employee and the Company is exclusively that of employer and employee, and the Company's obligations to Employee hereunder are exclusively contractual in nature.

                  (f) Employee shall, at the request of the Company, execute and deliver to the Company all such documents as the Company may from time to time deem necessary or desirable to evidence, protect, enforce or defend its right, title and interest in or to any Confidential Materials, Intellectual Property or other items described in Paragraph 6 hereof. If Employee shall fail or refuse to execute or deliver to the Company any such document upon request, the Company shall have, and is granted, the power and authority to execute the same in Employee's name, as Employee's attorney-in-fact, which power is coupled with an interest and irrevocable.

                  (g) The Company may assign this Agreement, Employee's services hereunder or any of the Company's interests herein (i) to any Person which is a party to a merger or consolidation with the Company, or (ii) to any Person acquiring substantially all of the assets of the Company or the unit of the Company for which Employee is rendering services; and, provided that any such assignee assumes the Company's obligations under this Agreement, the Company shall thereupon be relieved of any and all liability hereunder. Employee shall not have the right to assign this Agreement or to delegate any duties imposed upon Employee under this Agreement without the written consent of the Company, and any such purported assignment or delegation shall be void ab initio.

          * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *